Exhibit 10.11

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (“Amendment”), dated for reference purposes only as of the; 31st day of January, 2013, is entered into by and between EMERYVILLE OFFICE, L.L.C., a Delaware limited liability company (“Landlord”), and ADAMAS PHARMACEUTICALS, INC., a Delaware corporation (formerly known as Neuromolecular Pharmaceuticals, Inc.) (“Tenant”).

R E C I T A L S:

A.                                    Landlord (as successor to NOP Watergate, LLC, a Delaware limited liability company) and Tenant are parties to that certain Office Lease Agreement dated October 25, 2006 (the “Original Lease”), which Original Lease has previously been amended by that certain: (i) First Amendment to Lease dated April 29, 2009 (the “First Amendment”), (ii) Second Amendment to Office Lease Agreement dated January 18, 2011 (the “Second Amendment”), and (iii) Third Amendment to Lease dated June 17, 2011 (the “Third Amendment”) (the Original Lease, as so amended, is referred to herein collectively as the “Lease”).  Pursuant to the Lease, Tenant currently leases from Landlord those certain premises on the second floor of the building at 2200 Powell Street, Emeryville, California, (the “Building”) described as Suite 220 containing approximately 3,723 rentable square feet (the “Existing Premises”).

B.                                    The parties desire to amend the Lease in order to provide, among other things, for Tenant to expand the Existing Premises, upon the terms and conditions set forth below.

C.                                    Capitalized terms which are used in this Amendment without definition have the meanings given to them in the Lease.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                                      Expansion of Premises.  Tenant hereby agrees to lease from Landlord, and Landlord hereby agrees to lease to Tenant, that certain premises consisting of approximately 3,929 rentable square feet (the “Expansion Space”), located contiguous to the Existing Premises, as illustrated in Exhibit A attached hereto, on the terms and conditions hereinafter set forth.  As of the ESCD (as defined in Section 2 below), Exhibit A attached hereto showing the Expansion Space is hereby incorporated into and made a part of the Lease, all references in the Lease to the defined term “Premises” and shall mean and refer to the Existing Premises plus the Expansion Space, and the Premises shall consist of 7,652 rentable square feet in the aggregate and shall collectively be commonly known as Suite 220.  Tenant’s use and occupancy of the Expansion Space shall be in accordance with all of the terms and conditions of the Lease as amended by this Amendment (the “Amended Lease”).

2.                                      Expansion Space Term.  The Term as to the Expansion Space (the “Expansion Space Term”) shall commence on March 1, 2013 (the “Expansion Space Commencement

Date” or “ESCD”), and shall expire on February 29, 2016 (the “Expansion Space Expiration Date”).  In no event shall Tenant be released from liability for any amounts owed or defaults that exist under the Amended Lease for the Existing Premises relating to the period prior to the ESCD.

3.                                      Extension of Term for the Existing Premises.  The Term for Tenant’s lease of the Existing Premises is hereby extended so that it shall expire co-terminously with the Expansion Space Expiration Date on February 29, 2016.

4.                                      Monthly Base Rent.  Prior to the ESCD, Tenant shall continue to pay monthly installments of Base Rent for the Existing Premises pursuant to the terms of the Lease.  Notwithstanding anything in the Lease to the contrary, effective as of the ESCD and continuing for the duration of the Expansion Space Term, Tenant shall pay monthly installments of Base Rent to Landlord for both the Existing Premises and the Expansion Space in accordance with the following schedule:

Period	Combined Monthly Base Rent for the Expansion Space and the Existing Premises
3/1/2013 - 2/28/2014	$18,517.84
3/1/2014 - 2/28/2015	$19,073.38
3/1/2015 - 2/29/2016	$19,645.58

5.                                      Condition of the Expansion Space.  Tenant acknowledges that Landlord has no obligation to improve, or to otherwise fund any improvements to the Expansion Space, and Tenant accepts the Expansion Space in its present “AS-IS” condition.  Tenant further acknowledges that except as expressly provided in this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Space, the improvements, refurbishments, or alterations therein, the Building or the Property, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in this Amendment.

6.                                      Condition of the Existing Premises.  Tenant acknowledges that it is presently in possession of the Existing Premises and is fully aware of the condition of the Existing Premises.  Tenant acknowledges that Landlord shall not be obligated to refurbish or improve the Existing Premises in any manner whatsoever or to otherwise provide funds for the improvement of the Existing Premises in conjunction with the Expansion Space Term.  Tenant further acknowledges that except as expressly provided in this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the improvements, refurbishments, or alterations therein, the Building or the Property, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in this Amendment.  Except as otherwise expressly provided herein, the terms of Tenant’s leasing of the Existing Premises shall not be modified by this Amendment.

7.                                      Alterations.  To the extent Tenant desires to complete any Alterations in the Existing Premises and/or the Expansion Space, such Alterations shall be completed at Tenant’s sole cost and expense, and in accordance with the terms and conditions of Section 9.03 of the Original Lease, including without limitation the requirement that Tenant first obtain the written consent of Landlord.  Notwithstanding the foregoing, Landlord hereby agrees that it shall not charge, and Tenant shall not be obligated to pay, ten percent (10%) of the cost of non-Cosmetic Alterations (as defined in Section 9.03 of the Lease) made during the first (1st) year of the Expansion Space Term.

8.                                      Early Access to Expansion Space.  Provided (i) Landlord has received from Tenant a copy of this Amendment fully executed by Tenant, and (ii) Tenant is not in default under the Lease, Landlord shall use reasonable efforts to give Tenant access to the Expansion Space upon the mutual execution of this Amendment (the “Early Access Period”) for purposes of installing Tenant’s furniture, fixtures and equipment and to operate the Expansion Space for the Permitted Use.  Tenant’s access to the Expansion Space during the Early Access Period shall be subject to all terms and conditions of the Amended Lease, except that Tenant shall not be obligated to pay Base Rent for the Expansion Space during the Early Access Period.

9.                                      Tenant’s Pro Rata Share.  Prior to the ESCD, Tenant shall continue to pay its Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease.  As of the ESCD and continuing for the duration of the Expansion .Space Term, Tenant’s Pro Rata Share of Expenses and Taxes allocable to the Premises (i.e., both the Existing Premises and the Expansion Space) shall be 3.34% in the aggregate, based upon the Premises containing 7,652 rentable square feet in the aggregate, and the 2200 Building containing 228,825 rentable square feet.  Commencing as of the ESCD, the Base Year for purposes of determining Tenant’s Pro Rata Share of Expenses and Taxes shall be the calendar year 2013.

10.                               Parking.  Prior to the ESCD, Tenant shall continue to have the right to use eleven (11) unreserved vehicle parking stalls in the parking lot or lots of the Property designated by Landlord for the use of tenants of the 2200 Building, subject to the terms of the Lease.  As of the ESCD, Tenant shall have the right to use up to twenty-one (21) unreserved parking spaces for the Premises (i.e., both the Existing Premises and the Expansion Space) at the monthly rate of $75.00 per stall or at the prevailing market rate for the Property as determined by Landlord in its commercially reasonable discretion from time to time, all subject to the terms of the Amended Lease.  To the extent additional parking spaces are available at the Property, subject to Landlord’s parking space planning requirements for the Property, which Landlord shall establish in its sole discretion, Landlord shall make available to Tenant additional parking spaces at the Property on a month-to-month basis.

11.                               Building Service Hours.  “Building Service Hours,” as defined in Section 1.13 of the Basic Lease Information of the Original Lease, is hereby amended and revised to be 7:00 a.m.  to 6:00 p.m.  on Business Days.  Tenant shall have access to the Premises twenty-four (24) hours, seven (7) days per week, three hundred sixty-five (365) days per year.

12.                               Options.  Tenant acknowledges and agrees that except as otherwise expressly provided herein, Tenant has no options and/or rights to lease additional space or extend the Term.  Accordingly, all such options previously granted to Tenant, including, without limitation,

Tenant’s Extension Option as set forth in Section 13 of the Third Amendment, is hereby deleted and rendered of no further force and effect.

13.                               Conditional Option to Terminate.  If Tenant transfers, sells or assigns fifty percent (50%) or more (individually or in the aggregate) of any stock or other controlling ownership or voting interest in Tenant to a party other than an Affiliate (the “Termination Condition”), then Tenant shall have, commencing as of March 1, 2014, an option to terminate and cancel the Lease (the “Termination Option”), by delivering to Landlord no sooner than September 1, 2013 at least six (6) months prior written notice, which termination shall be effective as of the date (the “Termination Date”) of the expiration of such six (6) month period, but no sooner than March 1, 2014.  As a condition to the effectiveness of Tenant’s exercise of its Termination Option and in addition to Tenant’s obligation to satisfy all other monetary and non-monetary obligations arising under the Amended Lease through to the Termination Date, Tenant shall: (i) notify Landlord no less than thirty (30) days prior to the consummation of any transaction or event that establishes the Termination Condition, and (ii) remove any Alterations it completes in the Existing Premises and/or the Expansion Space after the date hereof (the “Expansion Alterations”), if any, and repair and restore the Existing Premises and/or the Expansion Space to their condition prior to the completion of such Expansion Alterations.  If Tenant properly and timely exercises its Termination Option, properly and timely delivers Landlord notice of any transaction or event that establishes the Termination Condition, and properly and timely removes the Expansion Alterations as set forth above, if applicable, including the restoration of the Existing Premises and/or the Expansion Space, and satisfies all other monetary and non-monetary obligations under the Amended Lease including, without limitation, the provisions regarding surrender of the Premises, all of which must be accomplished on or before the Termination Date, then the Amended Lease will terminate as of midnight on the Termination Date.  As a condition precedent to the effectiveness of the Termination Option, Tenant shall notify Landlord no later than thirty (30) days prior to the consummation of any event that establishes the Termination Condition.

14.                               Authority.  Each signatory of this Amendment on behalf of Landlord and Tenant represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

15.                               Broker.  Landlord and Tenant each represent and warrant to the other that it is not aware of any brokers or finders who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Amendment.  If any other claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Amendment arise, then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel reasonably satisfactory to Landlord) from and against any such claims if they shall be based upon any statement, representation or agreement made by Tenant, and Landlord agrees to indemnify, protect, hold harmless and defend Tenant (with counsel reasonably satisfactory to Tenant) if such claims are based upon any statement, representation or agreement made by Landlord.

16.                               No Other Modification.  Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment.  To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed the date first above written.

Tenant:

ADAMAS PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Anthony M. Rimac
Name:	Anthony M. Rimac
Its:	Chief Financial Officer

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Landlord:

EMERYVILLE OFFICE, L.L.C.,
a Delaware limited liability company

By:	EMERYVILLE OFFICE HOLDINGS, L.L.C,
a Delaware limited liability company,
its Sole Member and Manager

	By:	LBA RIV-Company III, LLC,
a Delaware limited liability company,
its Operating Member

		By:	LBA REIT IV, LLC,
a Delaware limited liability company
its sole Member and Manager

			By:	LBA Realty Fund IV, L.P.,
a Delaware limited partnership,
its Sole Manager

				By:	LBA Management Company IV, LLC,
a Delaware limited liability company,
its General Partner

					By:	LBA Realty LLC,
a Delaware limited liability company,
its Manager

						By:	LBA Inc.,
a California corporation,
its Managing Member

							By:	/s/ Don Shaver
							Name:	Don Shaver
							Title:	Principal

For LBA Office Use Only: Prepared & Reviewed by:	CF

EXHIBIT “A”

DEPICTION OF EXISTING PREMISES AND EXPANSION SPACE

Exhibit A - 1